Exhibit 99.1
Magnolia Oil & Gas Corporation Announces Second Quarter 2023 Results

HOUSTON, TX, August 1, 2023 - Magnolia Oil & Gas Corporation (“Magnolia,” “we,” “our,” or the “Company”) (NYSE: MGY) today announced its financial and operational results for the second quarter of 2023.

Second Quarter 2023 Highlights:

(In millions, except per share data)	For the Quarter Ended June 30, 2023	For the Quarter Ended June 30, 2022	Percentage increase (decrease)
Net income	$104.6	$299.9	(65)%
Adjusted net income(1)	$97.2	$293.6	(67)%
Earnings per share - diluted	$0.48	$1.32	(64)%
Adjusted EBITDAX(1)	$203.3	$393.4	(48)%
Capital expenditures - D&C	$86.1	$122.0	(29)%
Average daily production (Mboe/d)	81.9	74.2	10%
Cash balance as of period end	$676.6	$501.9	35%
Diluted weighted average total shares outstanding(2)	211.4	222.4	(5)%

Second Quarter 2023 Highlights:

•Magnolia reported second quarter 2023 net income attributable to Class A Common Stock of $91.5 million, or $0.48 per diluted share. Second quarter 2023 total net income was $104.6 million and total adjusted net income(1) was $97.2 million. Diluted weighted average total shares outstanding decreased by 5% to 211.4 million(2) compared to second quarter 2022.

•Adjusted EBITDAX(1) was $203.3 million during the second quarter of 2023. Total drilling and completions (“D&C”) capital during the second quarter was $86.1 million, accounting for only 42% of our adjusted EBITDAX and well-below our earlier guidance for capital of $100 million. The lower-than-expected capital outlays were due to a combination of lower oilfield services and materials costs.

•Total adjusted cash operating costs for the second quarter of 2023 declined by 18% sequentially to $10.33 per boe(3), which included a 17% sequential reduction in our lease operating expenses to $4.87 per boe(3). The improvement in costs is a result of lower workover activity and the benefit of a reduction in oilfield services costs.

•Net cash provided by operating activities was $201.8 million during the second quarter of 2023 and the Company generated free cash flow(1) of $93.3 million. Magnolia generated operating income as a percentage of revenue of 43% during the quarter.

•Total production in the second quarter of 2023 grew 10% compared to the prior-year second quarter and 3% sequentially to 81.9 thousand barrels of oil equivalent per day (“Mboe/d”). Production exceeded our guidance due to better well performance from our Giddings asset. Production at Giddings and Other was 57.5 Mboe/d, providing overall growth of 30% compared to last year’s second quarter, including oil production growth of 35%.

•Magnolia successfully closed on a small bolt-on acquisition in Giddings, outside of our core development area.

•The Company repurchased 2.3 million of its Class A Common Stock during the second quarter for $44.8 million. Earlier this week, Magnolia’s Board of Directors increased the existing share repurchase authorization by an additional 10 million shares, bringing the total remaining authorization to 14.2 million Class A Common Stock. This authorization is specifically allocated toward open market share repurchases.
(1) Adjusted EBITDAX, adjusted net income, and free cash flow are non-GAAP financial measures. For reconciliations to the most comparable GAAP measures, please see “Non-GAAP Financial Measures” at the end of this press release.
(2) Weighted average total shares outstanding include diluted weighted average shares of Class A Common Stock outstanding during the period and shares of Class B Common Stock, which are anti-dilutive in the calculation of weighted average number of common shares outstanding.
(3) Total adjusted cash operating costs includes lease operating expenses of $4.87 per boe, gathering, transportation and processing of $1.39 per boe, taxes other than income of $2.04 per boe, and general and administrative expenses of $2.03 per boe. Lease operating expenses and general and administrative expenses exclude non-cash stock based compensation of $0.07 per boe and $0.48 per boe, respectively. See “Reconciliation of revenue to adjusted cash operating margin and operating income margin” at the end of this press release.

•As previously announced, the Board of Directors declared a cash dividend of $0.115 per share of Class A common stock, and a cash distribution of $0.115 per Class B unit, payable on September 1, 2023 to shareholders of record as of August 10, 2023.

•Magnolia returned $69.4 million(4) to shareholders during the second quarter through a combination of share repurchases and dividends while ending the period with $676.6 million of cash on the balance sheet. The Company remains undrawn on its $450.0 million revolving credit facility, has no debt maturities until 2026 and has no plan to increase its debt levels.

“The strength of our second quarter financial and operating results were supported by our efforts initiated earlier this year to tackle higher capital and operating costs which did not reflect the decline in product prices compared to last year,” said President and CEO Chris Stavros. “Our teams were proactive in engaging early and working cooperatively with our oilfield service partners and material suppliers to reduce costs while sustaining activity levels. That work is evident in our lower capital spending for the quarter, which was approximately 15 percent below our earlier guidance, in addition to our cash operating costs which declined 18 percent sequentially. At current product prices, our actions should provide improved pre-tax operating margins and more free cash flow to potentially redeploy in the business during the back half of the year.

“Our total production in the second quarter was higher than expected and led by the strong performance of our Giddings asset. The ability to achieve moderate production growth while spending 42 percent of our adjusted EBITDAX during the quarter allowed for a sizable amount of free cash flow generation and speaks to both the quality of our assets and our capital efficiency.
Magnolia’s capital spending for the year is now expected to be below the low end of our earlier guidance range and lower than our full-year 2022 spending. We are also raising the guidance for our 2023 full-year production growth to between 7 and 8 percent.

“Magnolia remains committed to our founding principles, which include a disciplined approach toward capital spending, generating moderate annual production growth, attaining high pre-tax margins, and providing steady and consistent free cash flow. Earlier this week we successfully completed a small bolt-on oil and gas property acquisition in the Giddings area for approximately $40 million. This asset purchase, which is outside of our core development area in Giddings, was a direct result of the extensive knowledge we have gained through operating in Giddings as well as some of our appraisal efforts. Our Board of Directors recently increased our share repurchase authorization by 10 million shares, allowing us to opportunistically repurchase our shares into next year. We will continue to allocate our free cash flow toward enhancing our per share metrics and improving our overall business. These activities, which include small, accretive bolt-on oil and gas property acquisitions and share repurchases reinforce our investment proposition of providing 10 percent annual dividend growth over time.”

Operational Update

Second quarter 2023 total company production volumes averaged 81.9 Mboe/d, representing growth of more than 10 percent over the prior-year second quarter and 3 percent sequentially. Production was higher than guidance due to better well performance from our Giddings asset. Production from Giddings and Other increased by 30 percent compared to last year’s second quarter to 57.5 Mboe/d with oil production growing 35 percent over the same period. Magnolia’s second quarter 2023 capital spending of $86.1 million was below our earlier guidance. The reduction in our capital outlays as well as the decline in our cash operating costs is indicative of both lower oilfield services and material costs and our ability to lower expenses throughout the business.

Magnolia continues to operate two drilling rigs and expects to maintain this level of activity throughout the year. One rig will continue to drill multi-well development pads in our Giddings area. The second rig will drill a mix of wells in both the Karnes and Giddings areas, including some appraisal wells at Giddings. For 2023 in Giddings, we currently expect to average approximately 4 wells per pad with average lateral lengths of approximately 8,000 feet.

Additional Guidance

We currently expect our total D&C capital for 2023 to be in the range of $425 to $440 million, and lower than our previous guidance of $440 to $460 million, representing approximately a 14 percent reduction from our initial annual capital budget. In addition, we are increasing our full-year 2023 production growth to a range of 7 to 8 percent compared to our earlier guidance of 5 to 7 percent. This increase is due to better well performance at our Giddings asset.

(4) Includes $1.1 million of share repurchases incurred during the second quarter, but settled during the third quarter of 2023, and excludes $5.4 million of share repurchases incurred during the first quarter, but settled during the second quarter of 2023.

We expect our D&C capital expenditures to average approximately $100 million per quarter during the back half 2023 and with some small amount of variability subject to the timing of our activity. Our total oil and gas production for the third quarter is expected to be similar to second quarter levels. Oil price differentials are anticipated to be approximately a $3.00 per barrel discount to Magellan East Houston and Magnolia remains completely unhedged for all its oil and natural gas production. The fully diluted share count for the third quarter of 2023 is expected to be approximately 210 million shares, which is approximately 4 percent lower than third quarter 2022 levels.

Quarterly Report on Form 10-Q

Magnolia's financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the three months ended June 30, 2023, which is expected to be filed with the U.S. Securities and Exchange Commission (“SEC”) on August 2, 2023.

Conference Call and Webcast

Magnolia will host an investor conference call on Wednesday, August 2, 2023 at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss these operating and financial results. Interested parties may join the webcast by visiting Magnolia's website at www.magnoliaoilgas.com/investors/events-and-presentations and clicking on the webcast link or by dialing 1-844-701-1059. A replay of the webcast will be posted on Magnolia's website following completion of the call.

About Magnolia Oil & Gas Corporation

Magnolia (MGY) is a publicly traded oil and gas exploration and production company with operations primarily in South Texas in the core of the Eagle Ford Shale and Austin Chalk formations. Magnolia focuses on generating value for shareholders through steady production growth, strong pre-tax margins, and free cash flow. For more information, visit www.magnoliaoilgas.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Magnolia’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, the words could, should, will, may, believe, anticipate, intend, estimate, expect, project, the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events. Except as otherwise required by applicable law, Magnolia disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Magnolia cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Magnolia, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. In addition, Magnolia cautions you that the forward looking statements contained in this press release are subject to the following factors: (i) the supply and demand for oil, natural gas, NGLs, and other products or services, including impacts of actions taken by OPEC and other state-controlled oil companies; (ii) the outcome of any legal proceedings that may be instituted against Magnolia; (iii) Magnolia’s ability to realize the anticipated benefits of its acquisitions, which may be affected by, among other things, competition and the ability of Magnolia to grow and manage growth profitably; (iv) changes in applicable laws or regulations; (v) geopolitical and business conditions in key regions of the world; and (vi) the possibility that Magnolia may be adversely affected by other economic, business, and/or competitive factors, including inflation. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Magnolia’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Magnolia’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Contacts for Magnolia Oil & Gas Corporation

Investors	Media

Jim Johnson	Art Pike
(713) 842-9033	(713) 842-9057
jjohnson@mgyoil.com	apike@mgyoil.com

Tom Fitter
(713) 331-4802
tfitter@mgyoil.com

Magnolia Oil & Gas Corporation
Operating Highlights

	For the Quarters Ended		For the Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Production:
Oil (MBbls)	3,100	3,019	6,321	5,835
Natural gas (MMcf)	13,784	12,464	26,433	24,842
Natural gas liquids (MBbls)	2,054	1,656	3,866	3,242
Total (Mboe)	7,451	6,752	14,592	13,217

Average daily production:
Oil (Bbls/d)	34,065	33,178	34,922	32,239
Natural gas (Mcf/d)	151,469	136,966	146,041	137,247
Natural gas liquids (Bbls/d)	22,571	18,194	21,356	17,911
Total (boe/d)	81,881	74,200	80,618	73,024

Revenues (in thousands):
Oil revenues	$223,147	$332,791	$462,269	$595,459
Natural gas revenues	20,847	85,345	48,619	141,925
Natural gas liquids revenues	36,297	66,513	77,786	125,105
Total Revenues	$280,291	$484,649	$588,674	$862,489

Average sales price:
Oil (per Bbl)	$71.98	$110.22	$73.13	$102.04
Natural gas (per Mcf)	1.51	6.85	1.84	5.71
Natural gas liquids (per Bbl)	17.67	40.17	20.12	38.59
Total (per boe)	$37.62	$71.78	$40.34	$65.25

NYMEX WTI (per Bbl)	$73.75	$108.42	$74.91	$101.44
NYMEX Henry Hub (per Mcf)	$2.09	$7.17	$2.77	$6.05
Realization to benchmark:
Oil (% of WTI)	98%	102%	98%	101%
Natural Gas (% of Henry Hub)	72%	96%	66%	94%

Operating expenses (in thousands):
Lease operating expenses	$36,796	$32,604	$79,167	$61,348
Gathering, transportation and processing	10,389	16,381	23,121	32,221
Taxes other than income	15,216	27,411	34,508	48,293
Depreciation, depletion and amortization	77,008	57,254	147,710	110,360

Operating costs per boe:
Lease operating expenses	$4.94	$4.83	$5.43	$4.64
Gathering, transportation and processing	1.39	2.43	1.58	2.44
Taxes other than income	2.04	4.06	2.36	3.65
Depreciation, depletion and amortization	10.34	8.48	10.12	8.35

Magnolia Oil & Gas Corporation
Consolidated Statements of Operations
(In thousands, except per share data)

	For the Quarters Ended		For the Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
REVENUES
Oil revenues	$223,147	$332,791	$462,269	$595,459
Natural gas revenues	20,847	85,345	48,619	141,925
Natural gas liquids revenues	36,297	66,513	77,786	125,105
Total revenues	280,291	484,649	588,674	862,489
OPERATING EXPENSES
Lease operating expenses	36,796	32,604	79,167	61,348
Gathering, transportation and processing	10,389	16,381	23,121	32,221
Taxes other than income	15,216	27,411	34,508	48,293
Exploration expenses	—	3,408	11	8,946
Asset retirement obligations accretion	823	802	1,664	1,590
Depreciation, depletion and amortization	77,008	57,254	147,710	110,360
Impairment of oil and natural gas properties	—	—	15,735	—
General and administrative expenses	18,726	18,530	38,492	35,601
Total operating expenses	158,958	156,390	340,408	298,359

OPERATING INCOME	121,333	328,259	248,266	564,130

OTHER INCOME (EXPENSE)
Interest expense, net	(1,149)	(7,017)	(662)	(16,374)
Other income, net	9,259	6,538	8,120	6,744
Total other expense, net	8,110	(479)	7,458	(9,630)

INCOME BEFORE INCOME TAXES	129,443	327,780	255,724	554,500
Current income tax expense	3,986	27,875	8,188	45,975
Deferred income tax expense	20,861	—	36,264	—
NET INCOME	104,596	299,905	211,272	508,525
LESS: Net income attributable to noncontrolling interest	13,104	49,322	23,446	91,903
NET INCOME ATTRIBUTABLE TO CLASS A COMMON STOCK	91,492	250,583	187,826	416,622

NET INCOME PER COMMON SHARE
Basic	$0.48	$1.32	$0.97	$2.23
Diluted	$0.48	$1.32	$0.97	$2.22
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	189,402	188,146	190,584	185,377
Diluted	189,567	188,589	190,875	185,894
WEIGHTED AVERAGE NUMBER OF CLASS B SHARES OUTSTANDING (1)	21,827	33,779	21,827	38,994
(1) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Summary Cash Flow Data
(In thousands)

	For the Quarters Ended		For the Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$104,596	$299,905	$211,272	$508,525
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	77,008	57,254	147,710	110,360
Exploration expenses, non-cash	4	—	9	—
Impairment of oil and natural gas properties	—	—	15,735	—
Asset retirement obligations accretion	823	802	1,664	1,590
Amortization of deferred financing costs	1,058	967	2,100	3,779
(Gain) on sale of assets	(3,946)	—	(3,946)	—
Deferred income tax expense	20,861	—	36,264	—
Stock based compensation	4,092	3,517	7,863	6,402
Net change in operating assets and liabilities	(2,721)	16,690	2,925	(12,652)
Net cash provided by operating activities	201,775	379,135	421,596	618,004

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	(7,048)	(3,292)	(3,357)	(4,347)
Additions to oil and natural gas properties	(86,743)	(123,231)	(225,388)	(207,461)
Changes in working capital associated with additions to oil and natural gas properties	(24,447)	11,548	(39,424)	25,494
Other investing	195	(1,149)	(88)	(1,018)
Net cash used in investing activities	(118,043)	(116,124)	(268,257)	(187,332)

CASH FLOW FROM FINANCING ACTIVITIES
Class A Common Stock repurchases	(49,098)	(48,669)	(94,942)	(92,155)
Class B Common Stock purchase and cancellation	—	(54,020)	—	(138,753)
Dividends paid	(22,106)	(2)	(44,684)	(37,176)
Cash paid for debt modification	—	—	—	(5,272)
Distributions to noncontrolling interest owners	(3,089)	(4,606)	(5,599)	(16,243)
Other financing activities	(155)	(219)	(6,987)	(6,164)
Net cash used in financing activities	(74,448)	(107,516)	(152,212)	(295,763)

NET CHANGE IN CASH AND CASH EQUIVALENTS	9,284	155,495	1,127	134,909
Cash and cash equivalents – Beginning of period	667,284	346,396	675,441	366,982
Cash and cash equivalents – End of period	$676,568	$501,891	$676,568	$501,891

Magnolia Oil & Gas Corporation
Summary Balance Sheet Data
(In thousands)

	June 30, 2023	December 31, 2022
Cash and cash equivalents	$676,568	$675,441
Other current assets	138,272	175,306
Property, plant and equipment, net	1,599,504	1,533,029
Other assets	152,377	188,809
Total assets	$2,566,721	$2,572,585

Current liabilities	$263,000	$340,273
Long-term debt, net	391,590	390,383
Other long-term liabilities	102,273	101,738
Common stock	23	23
Additional paid in capital	1,731,059	1,719,875
Treasury stock	(425,604)	(329,512)
Retained earnings	329,011	185,669
Noncontrolling interest	175,369	164,136
Total liabilities and equity	$2,566,721	$2,572,585

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income to adjusted EBITDAX

In this press release, we refer to adjusted EBITDAX, a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies. We define adjusted EBITDAX as net income before interest expense, income taxes, depreciation, depletion and amortization, amortization of intangible assets, exploration costs, and accretion of asset retirement obligations, adjusted to exclude the effect of certain items included in net income. Adjusted EBITDAX is not a measure of net income in accordance with GAAP.

Our management believes that adjusted EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We also believe that securities analysts, investors, and other interested parties may use adjusted EBITDAX in the evaluation of our Company. We exclude the items listed above from net income in arriving at adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of adjusted EBITDAX. Our presentation of adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of net income to adjusted EBITDAX, our most directly comparable financial measure, calculated and presented in accordance with GAAP:

	For the Quarters Ended
(In thousands)	June 30, 2023	June 30, 2022
NET INCOME	$104,596	$299,905
Exploration expenses	—	3,408
Asset retirement obligations accretion	823	802
Depreciation, depletion and amortization	77,008	57,254
Interest expense, net	1,149	7,017
Income tax expense	24,847	27,875
EBITDAX	208,423	396,261
Other income adjustment (1)	(9,193)	(6,333)
Non-cash stock based compensation expense	4,092	3,517
Adjusted EBITDAX	$203,322	$393,445

(1) The quarters ended June 30, 2023 and 2022 include adjustments of $5.3 million and $6.3 million, respectively, related to earnout payments associated with the sale of the Company’s 35% membership interest in Ironwood Eagle Ford Midstream, LLC in 2020. The quarter ended June 30, 2023 also includes an adjustment of $3.9 million related to the gain on the sale of the company’s 84.7% interest in Highlander Oil & Gas Holdings LLC.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income to adjusted net income

Our presentation of adjusted net income is a non-GAAP measures because it excludes the effect of certain items included in net income. Management uses adjusted net income to evaluate our operating and financial performance because it eliminates the impact of certain items that management does not consider to be representative of the Company’s on-going business operations. As a performance measure, adjusted net income may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes adjusting these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted net income may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended
(In thousands)	June 30, 2023	June 30, 2022
NET INCOME	$104,596	$299,905
Adjustments:
Other income adjustment (1)	(9,193)	(6,333)
Change in estimated income tax (2)	1,782	—
ADJUSTED NET INCOME	$97,185	$293,572

Diluted weighted average shares of Class A Common Stock outstanding during the period	189,567	188,589
Weighted average shares of Class B Common Stock outstanding during the period (3)	21,827	33,779
Total weighted average shares of Class A and B Common Stock, including dilutive impact of other securities (3)	211,394	222,368

(1) The quarters ended June 30, 2023 and 2022 include adjustments of $5.3 million and $6.3 million, respectively, related to earnout payments associated with the sale of the Company’s 35% membership interest in Ironwood Eagle Ford Midstream, LLC in 2020. The quarter ended June 30, 2023 also includes an adjustment of $3.9 million related to the gain on the sale of the Company’s 84.7% interest in Highlander Oil & Gas Holdings LLC.
(2) Represents corporate income taxes at an assumed annual effective tax rate of 19.4% for the quarter ended June 30, 2023. There was no change in estimated income tax for the quarter ended June 30, 2022 due to a full valuation allowance against net deferred tax assets.
(3) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of revenue to adjusted cash operating margin and operating income margin

Our presentation of adjusted cash operating margin and total adjusted cash operating costs are supplemental non-GAAP financial measures that are used by management. Total adjusted cash operating costs exclude the impact of non-cash activity. We define adjusted cash operating margin per boe as total revenues per boe less cash operating costs per boe. Management believes that total adjusted cash operating costs per boe and adjusted cash operating margin per boe provide relevant and useful information, which is used by our management in assessing the Company’s profitability and comparability of results to our peers.

As a performance measure, total adjusted cash operating costs and adjusted cash operating margin may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted cash operating margin may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended
(in $/boe)	June 30, 2023	June 30, 2022
Revenue	$37.62	$71.78
Total cash operating costs:
Lease operating expenses (1)	(4.87)	(4.78)
Gathering, transportation and processing	(1.39)	(2.43)
Taxes other than income	(2.04)	(4.06)
Exploration expenses	—	(0.50)
General and administrative expenses (2)	(2.03)	(2.27)
Total adjusted cash operating costs	(10.33)	(14.04)
Adjusted cash operating margin	$27.29	$57.74
Margin (%)	73%	80%
Non-cash costs:
Depreciation, depletion and amortization	$(10.34)	$(8.48)
Asset retirement obligations accretion	(0.11)	(0.12)
Non-cash stock based compensation	(0.55)	(0.52)
Total non-cash costs	(11.00)	(9.12)
Operating income margin	$16.29	$48.62
Margin (%)	43%	68%

(1) Lease operating expenses exclude non-cash stock based compensation of $0.5 million, or $0.07 per boe, and $0.3 million, or $0.05 per boe, for the quarters ended June 30, 2023 and 2022, respectively.
(2) General and administrative expenses exclude non-cash stock based compensation of $3.6 million, or $0.48 per boe, and $3.2 million, or $0.47 per boe, for the years ended June 30, 2023 and 2022, respectively.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net cash provided by operating activities to free cash flow

Free cash flow is a non-GAAP financial measure. Free cash flow is defined as cash flows from operations before net change in operating assets and liabilities less additions to oil and natural gas properties and changes in working capital associated with additions to oil and natural gas properties. Management believes free cash flow is useful for investors and widely accepted by those following the oil and gas industry as financial indicators of a company’s ability to generate cash to internally fund drilling and completion activities, fund acquisitions, and service debt. It is also used by research analysts to value and compare oil and gas exploration and production companies and are frequently included in published research when providing investment recommendations. Free cash flow is used by management as an additional measure of liquidity. Free cash flow is not a measure of financial performance under GAAP and should not be considered an alternative to cash flows from operating, investing, or financing activities.

	For the Quarters Ended
(In thousands)	June 30, 2023	June 30, 2022
Net cash provided by operating activities	$201,775	$379,135
Add back: net change in operating assets and liabilities	2,721	(16,690)
Cash flows from operations before net change in operating assets and liabilities	204,496	362,445
Additions to oil and natural gas properties	(86,743)	(123,231)
Changes in working capital associated with additions to oil and natural gas properties	(24,447)	11,548
Free cash flow	$93,306	$250,762